EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-224463; File No. 333-262696) and on Form F-3 (File No. 333-254036 and File No. 333-254397) of our report dated January 29, 2021, which contains an explanatory paragraph regarding the effects of the adjustments to retrospectively apply the change in accounting related to the discontinued operations of Forest Food as described in Notes 1 and 18, and the effects of share consolidation to restate all shares and per share data at the ratio of one-for-twenty-five for all periods presented as described in Notes 2 and 12, which were audited by other auditor, relating to the consolidated balance sheet of Farmmi, Inc. as of September 30, 2020, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended September 30, 2020, which appear in this Annual Report on Form 20-F for the year ended September 30, 2022.

/s/ Friedman LLP

New York, New York

February 13, 2023